Exhibit 10.47

AMENDMENT NO. 5
TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 5 to Third Amended and Restated Credit Agreement (this “Amendment”) is executed as of December 31, 2008, by Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Company”), Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent and as Collateral Agent, and Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.) and KeyBank National Association, as Lenders, to amend the Third Amended and Restated Credit Agreement, originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, amended and restated as of February 22, 2007, amended January 14, 2008, as amended April 14, 2008, as amended August 30, 2008, and as amended September 1, 2008 (the “Credit Agreement”).

1.    Purpose.  The purpose of this Amendment is to (a) amend Sections 1.1(a) and 2.1 of the Credit Agreement, (b) amend Schedule A to the Credit Agreement, and (c) to delete the definition of “Change Date”, to add the definition of “Adjustment Date”, to add the definition of “C-Level Management”, and to amend the definitions of “Current Liabilities” and “LIBOR Rate” listed on Schedule B to the Credit Agreement.

2.    Capitalized Terms.  Except as expressly provided in this Amendment, all capitalized terms used in this Amendment have the meanings ascribed to them in the Credit Agreement, and those definitions are incorporated by reference into this Amendment.

3.     Amendment to Section 1.1(a) of Credit Agreement.  Section 1.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

Section 1.1. Floor Plan Credit.   (a) General Terms. Subject to the terms and conditions hereof, each Lender severally agrees to extend a revolving line of credit (the “Floor Plan Credit”) to the Company that may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitments of the Lenders to extend credit under the Floor Plan Credit shall expire. The maximum amount of the Floor Plan Credit that each Lender agrees to extend to the Company shall be as set forth opposite such Lender’s name on Schedule A hereto under the heading “Floor Plan Commitment”, as such amount may be reduced pursuant hereto (collectively for all Lenders, the “Floor Plan Commitments”). Notwithstanding anything in this Agreement, the Notes, or otherwise to the contrary, the aggregate maximum Floor Plan Commitment through March 31, 2009, will be $90,000,000, and the aggregate maximum Floor Plan Commitment thereafter will be $80,000,000, with each Lender’s respective Floor Plan Commitment for those time periods as specified on Schedule A.

The Floor Plan Credit shall be utilized by the Company solely for the purchase of new or used Floor Plan Units and for Reflooring Borrowings hereinafter referred to and shall be in the form of loans (individually, a “Floor Plan Loan” and collectively, the “Floor Plan Loans”); provided that (a) the aggregate principal amount of Floor Plan Loans outstanding at any one time shall not exceed the Floor Plan Commitments (as the same may be reduced pursuant to this Section 1.1(a) and Section 8.3) minus the aggregate Unfunded Approved Amounts then outstanding, (b) the aggregate principal amount of Floor Plan Loans then outstanding and representing Borrowings advanced against Eligible Used Floor Plan Units referred to in clauses (ii) and (iii) below (including Reflooring Borrowings made against Eligible Used Floor Plan Units) shall not at any time exceed $26,000,000, (c) the aggregate principal amount of Floor Plan Loans outstanding and representing Borrowings advanced against Floor Plan Units sold to the U.S. Government shall not at any time exceed $8,000,000, (d) the aggregate principal amount of Floor Plan Loans outstanding and representing Borrowings advanced against Floor Plan Units leased under the Program shall not at any time exceed $2,000,000, and (e) each Borrowing against a particular Floor Plan Unit that is leased under the Program shall not at any time exceed $35,000.

Each Borrowing of Floor Plan Loans shall be advanced against individual Floor Plan Units on a specific identification basis, with each Borrowing against an:

(i)           Eligible New Floor Plan Unit to be equal to 100% of the face amount manufacturer invoice (including freight charges), as specified by the applicable manufacturer to the Agent of such Eligible New Floor Plan Unit;

(ii)            Eligible Used Floor Plan Unit that is of the then current model year or the previous seven model years to be equal to the lesser of (x) the actual purchase price of such Floor Plan Unit and (y) 85% of the low wholesale value (as determined by reference to the most recently published National Automotive Dealers Association R.V. Industry Appraisal Guide or, if such guide is no longer published, such comparable report or source of information reasonably designated by the Agent) of such Eligible Used Floor Plan Unit; and

(iii)           Eligible Used Floor Plan Unit that is of the previous eighth, ninth, or tenth model year to be equal to the lesser of (x) the actual purchase price of such Floor Plan Unit, and (y) 65% of the low wholesale value (as determined by reference to the most recently published National Automotive Dealers Association R.V. Industry Appraisal Guide or, if such guide is no longer published, such comparable report or source of information reasonably designated by the Agent) of such Eligible Used Floor Plan Unit.

Each Borrowing of Floor Plan Loans under the Program shall be advanced against individual Floor Plan Units on a specific identification basis and will be subject to all the limits specified in this Section.

4.    Amendment to Section 2.1 of Credit Agreement.  Section 2.1 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

Section 2.1. Floor Plan Interest Rate.  Subject to all of the terms and conditions of this Section 2, the Company hereby promises to pay interest on the principal balance of the Floor Plan Loans from time to time outstanding hereunder at a rate equal to the Adjusted LIBOR Rate or, if the Lenders determine that the LIBOR Rate at any time is unavailable, at a rate equal to the Adjusted Prime Rate.  For purposes of this Agreement, (a) “Adjusted LIBOR Rate” means the total of the LIBOR Rate plus 4.25% (if the Current Ratio for the immediately preceding calendar month is 1.30 or greater) or the LIBOR Rate plus 4.50% (if the Current Ratio for the immediately preceding calendar month is less than 1.30), and (b) “Adjusted Prime Rate” means the total of the Prime Rate plus a margin to be determined by the Lenders from time to time in their sole discretion.

During each period in which the Adjusted LIBOR Rate applies to the Floor Plan Loans, that rate will be adjusted on the first day of each month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a Business Day then, at the Agent’s option, the Adjustment Date for that particular month will be the first Business Day immediately following thereafter.  Likewise, during each period in which the Adjusted Prime Rate applies to the Floor Plan Loans, that rate will be adjusted and take effect on the first day of the next billing cycle after the public announcement of a change in the Prime Rate.

5.           Amendment to Schedule A of Credit Agreement.  Schedule A to the Credit Agreement is replaced in its entirety with the Schedule A attached to this Amendment.

6.           Amendments to Schedule B of Credit Agreement.  Schedule B of the Credit Agreement is amended as follows:

(a)           The definition of “Change Date” on Schedule B to the Credit Agreement is deleted.

(b)           The following definitions of “Adjustment Date” and “C-Level Management” are added in alphabetical order to the list of defined terms on Schedule B:

“Adjustment Date” is defined in Section 2.1.

“C-Level Management” means the Chief Executive Officer and the Chief Financial Officer or the substantive equivalent thereof.

(c)           The definition of “Current Liabilities” on Schedule B to the Credit Agreement is hereby deleted and replaced in its entirety as follows:

“Current Liabilities” is to be calculated in accordance with GAAP, except that unearned income and deferred rent are to be excluded and the following amounts are to be included: (a) 40% of the Company’s LIFO reserve, (b) to the extent not duplicative of inclusions in accordance with GAAP, Current Maturities of Funded Debt, and (c) amounts due to officers, directors, shareholders, employees, and Affiliates of the Company (unless specifically subordinated to Lenders in a writing acceptable to the Lenders (in their sole discretion)).  Additionally, so long as the Company does not reduce the outstanding principal balance of any of the New Notes by paying any cash to the holders of the New Notes (directly or indirectly) or pay the accrued and unpaid interest under the New Notes in cash, no portion of the payments due under the New Notes will be included in Current Liabilities to the extent, and only to the extent, that they would be classified as long-term liabilities in the absence of a default under the New Notes (as defined in the New Notes).

(d)           The definition of “LIBOR Rate” on Schedule B to the Credit Agreement is hereby deleted and replaced in its entirely as follows:

“LIBOR Rate” means the rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (the “BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR, as selected by the Agent from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days before the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month; as adjusted from time to time in the Agent’s sole discretion for reserve requirements, deposit insurance assessment rates, and other regulatory costs.  For purposes of the definition of LIBOR Rate, a “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

7.          General Amendments to Credit Agreement.

(a)   Cash Outlays.  Notwithstanding anything to the contrary in the Credit Agreement or any other Financing Document and until otherwise approved in writing by all the Lenders, the Company (i) shall not make any Maintenance Capital Expenditures or Expansion Capital Expenditures that, in the aggregate, exceed  $1,000,000 per calendar year, (ii) shall defer and shall not make (but shall accrue) any payments under the Management Agreement or pay any other management fees and expenses, (iii) shall not pay any cash bonuses to C-Level Management of the Company, (iv) shall not increase the salaries or other compensation of any of its C-Level Management employees, and (v) shall not declare or make, or incur any liability to declare or make, any Distributions.   A violation of any of the foregoing covenants will constitute an Event of Default under the Credit Agreement and the other Financing Documents.

            (b)   Additional Event of Default.  Notwithstanding anything to the contrary in the Credit Agreement or any other Financing Document, in addition to any other event or condition defined as an “Event of Default” in the Credit Agreement or any other Financing Document, an “Event of Default” will exist under the Credit Agreement and the other Financing Documents if, before March 31, 2009 (the “New Note Deadline”), the Company has not fully cured its failure to pay the November 15, 2008, interest payment under the New Notes and all other breaches, defaults, and events of default under the New Notes and the Indenture.  By letter agreement to the Company that is executed by all the Lenders (which is incorporated by reference), the Lenders may extend the New Note Deadline, in their sole discretion, from time to time in up to 30-day increments.  The Lenders and the Agent are under no obligation to the Company or any other Person, however, to extend the New Note Deadline beyond March 31, 2009.

 (c)   Suspension of Reflooring Borrowings.  Notwithstanding anything in this Amendment, the Credit Agreement, or any other Financing Document to the contrary, until otherwise approved in writing by all the Lenders, the Company may not engage in any Reflooring Borrowing.

8.           Affirmations; Representations and Warranties of the Company.  The Company confirms to the Lenders and the Agent that (a) except as the Company has otherwise  notified the Lenders in writing, all representations and warranties of the Company in the Financing Documents, except in each case for those that relate specifically to any earlier date, are correct in all Material respects, (b) the Company has performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it before the date of this Amendment, (c) no Default or Event of Default, violations, or other default exists under the Agreement or the Financing Documents as of the date of this Amendment, (d) the Company has not changed its jurisdiction of incorporation since July 15, 1999, and (e) the Company and RV Acquisition have not been parties to any merger, recapitalization, share exchange, or consolidation and have not succeeded to all or any substantial part of the liabilities of any other Person, at any time following July 15, 1999, except for the Related Transactions and the Related Transactions (as defined in the First Amended and Restated Credit Agreement).

The Company acknowledges that, if the payments due under the Notes and Indenture are accelerated or the holders of the Notes or the Trustee under the Indenture otherwise exercise any rights or remedies under the Notes or the Indenture, the Agent and the Lenders may exercise all rights and remedies available to them under the Credit Agreement and the other Financing Documents, including without limitation declaring an Event of Default under the Credit Agreement and the other Financing Documents and ceasing to fund or limiting the amount of funding permitted under the Credit Agreement.  Nothing in this Amendment (including without limitation the revision to the definition of “Current Liabilities”) affects or should be construed to affect the rights and remedies of the Agent and the Lenders.  The Lenders and the Agent do not waive, and nothing in this Amendment should be construed as a waiver of, any of their respective current or future rights or remedies under the Credit Agreement.  The Lenders and the Agent reserve all of their respective current and future rights and remedies under the Credit Agreement.

Additionally, the Company represents and warrants to the Agent and the Lenders that:

(i)           the Company has the legal capacity to execute, deliver, and perform its obligations pursuant to this Amendment and to perform its obligations pursuant to the Financing Documents, as amended by this Amendment;

(ii)           the performance by the Company of its obligations pursuant to the Financing Documents, as amended by this Amendment, and the execution and delivery of this Amendment by the Company, require no authorization or approval or other action by, and no notice to or filing with, or other consent by, any Governmental Authority or other Person and do not (A) contravene, or constitute a default under, any provision of any applicable law or regulation, or any agreement, indenture, judgment, order, decree, or other instrument binding upon the Company or its properties, or (B) result in the creation or imposition of any Lien (except those in favor of the Agent) on any asset of the Company;

(iii)           this Amendment has been duly executed and delivered by the Company; and

(iv)           the Credit Agreement, as amended by this Amendment, constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

9.           Funding.  The Lenders hereby confirm that the failure to make the approximately $8 million payment of interest (the “Interest Payment”) that was due November 15, 2008, under the New Notes within the 30-day grace period provided by the New Notes, alone, will not impair the Company’s continuing ability to borrow before the New Note Deadline or give rise to the application of the Overdue Rate, under the Credit Agreement, so long as payments under the New Notes are not accelerated, the holders of the New Notes do not otherwise exercise any rights or remedies under the terms of the New Notes and the related Indenture based on a breach, default, or event of default under the New Notes or the Indenture (whether based on the failure to make the Interest Payment or otherwise), and no other condition exists that would constitute a breach, default, or Event of Default under the Credit Agreement or other Financing Documents. The Company acknowledges that, if the payments due under the New Notes and Indenture are accelerated or the holders of the New Notes otherwise exercise any rights or remedies under the New Notes or the Indenture, the Agent and the Lenders may exercise all rights and remedies available to them under the Credit Agreement and the other Financing Documents, including without limitation declaring an Event of Default under the Credit Agreement and the other Financing  Documents and ceasing to fund or limiting the amount of funding permitted under the Credit Agreement.

10.           Miscellaneous.  This Amendment shall be governed by the laws of the State of New York and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.  The Company shall pay on demand all fees, costs, and expenses of the Agent and the Lenders in connection with the preparation, execution, and delivery of this Amendment and all other agreements, instruments, and other documents related to the foregoing, including without limitation the fees, charges, and other expenses of counsel to the Agent and the Lenders.  Except as amended by this Amendment, the Agreement remains in full force and effect.  This Amendment will be effective as of December 31, 2008, when (a) the Agent shall have received a signature page to this Amendment from each of the parties to this Amendment, (b) the Company shall have paid all fees, costs, and expenses of counsel to the Agent and the Lenders, (c) the Company has delivered to the Lenders a fully executed copy of its forbearance agreement with the holders of the New Notes, and (d) the Company shall have delivered to the Agent a Certificate of its Corporate Secretary that the attached resolutions were adopted by a majority of the Board of Directors of the Company authorizing the execution, delivery, and performance of this Amendment by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered (in each of their respective capacities (including agency capacities)) as of the day and year first above written.

[SIGNATURES ON NEXT PAGE]

LAZY DAYS’ R.V. CENTER, INC.

By:           /s/ Randy Lay_________________
Randy Lay, Vice President

BANK OF AMERICA, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent, as Collateral Agent, and as Lender

By:           Joe Sagneri___________________
Its:           Senior Vice President____________

KEYBANK NATIONAL ASSOCIATION, as Lender

By:           Brian McDevitt________________
Its:           Vice President_________________

Schedule A
(Revised December 31, 2008)
 to
Third Amended and
Restated Credit Agreement

NAME AND ADDRESS OF LENDERS

Notices:                                                Bank of America, N.A.
(successor by merger to Banc of America Specialty Finance, Inc.)
1355 Windward Concourse
Alpharetta, GA 30005-8899
Attention:  Joe Sagneri
Telecopier No.: (678) 339-9120

Payments:                                             Account No.: 375 320 7600 (re: LAZY DAYS R.V. CENTER,
INC.)
ABA No: 1110000012

Floor Plan Commitment:                      January 1, 2009, through March 31, 2009 – $47,700,000
April 1, 2009 through Termination Date – $42,400,000

Revolving Line of
    Credit Commitment:                         $7,941,000
                                                                                                ____________________

Notices:                                                KeyBank National Association
Mailcode: OH-01-49-0422
4900 Tiedeman Road
Brooklyn, OH 44144
Attention: Brian McDevitt, Key Recreation Lending
Telecopier No.: (216) 813-6414

Payments:                                             Account No.: 3057 (re: LAZY DAYS R.V. CENTER, INC.)
ABA No: 041001039

Floor Plan Commitment:                      January 1, 2009, through March 31, 2009 – $42,300,000
April 1, 2009 through Termination Date – $37,600,000

Revolving Line of
    Credit Commitment:                         $7,059,000

Notices with respect
to payments:                                        KeyBank National Association
Specialty Finance Service
Reference: Lazy Days’ R.V. Center, Inc.
Attn: Wavia Jones